================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. _)*


                               DICE HOLDINGS, INC.
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)


                                   253017 10 7
                                 (CUSIP Number)

                                DECEMBER 31, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [_]       Rule 13d-1(b)
        [_]       Rule 13d-1(c)
        [X]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


===============================================================================

CUSIP NO. 253017 10 7                 SCHEDULE 13G                 Page 2 of 19

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.
         General Atlantic LLC
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   0
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               19,280,915
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     0
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      19,280,915
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         19,280,915
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         See Item 4 and Item 8                                             [X]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         31.1%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

CUSIP NO. 253017 10 7                 SCHEDULE 13G                 Page 3 of 19

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.
         General Atlantic Partners 79, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   0
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               14,554,051
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     0
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      14,554,051
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         14,554,051
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         See Item 4 and Item 8                                             [X]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         23.5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

CUSIP NO. 253017 10 7                 SCHEDULE 13G                 Page 4 of 19

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.
         GapStar, LLC
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   0
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               388,865
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     0
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      388,865
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         388,865
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         See Item 4 and Item 8                                              [X]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.6%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

CUSIP NO. 253017 10 7                 SCHEDULE 13G                 Page 5 of 19

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.
         GAP-W Holdings, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   0
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               4,337,999
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     0
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      4,337,999
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,337,999
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         See Item 4 and Item 8                                              [X]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         7.0%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

CUSIP NO. 253017 10 7                 SCHEDULE 13G                 Page 6 of 19

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.
         GAP Coinvestments III, LLC
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   0
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               1,158,704
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     0
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      1,158,704
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,158,704
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         See Item 4 and Item 8                                              [X]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.9%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

CUSIP NO. 253017 10 7                 SCHEDULE 13G                 Page 7 of 19

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.
         GAP Coinvestments IV, LLC
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   0
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               267,509
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     0
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      267,509
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         267,509
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         See Item 4 and Item 8                                              [X]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.4%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

CUSIP NO. 253017 10 7                 SCHEDULE 13G                 Page 8 of 19

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.
         GAPCO Management GmbH
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Germany
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   0
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               32,312
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     0
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      32,312
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         32,312
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         See Item 4 and Item 8                                              [X]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.05%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

CUSIP NO. 253017 10 7                 SCHEDULE 13G                 Page 9 of 19

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1.
         GAPCO GmbH & Co. KG
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)     [_]
                                                                (b)     [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Germany
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER

          NUMBER OF                   0
                                ------------------------------------------------
           SHARES               6.    SHARED VOTING POWER

     BENEFICIALLY OWNED               32,312
                                ------------------------------------------------
     BY EACH REPORTING          7.    SOLE DISPOSITIVE POWER

           PERSON                     0
                                ------------------------------------------------
            WITH                8.    SHARED DISPOSITIVE POWER

                                      32,312
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         32,312
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         See Item 4 and Item 8                                              [X]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.05%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

CUSIP NO. 253017 10 7                 SCHEDULE 13G                 Page 10 of 19


Item 1.   (a)    NAME OF ISSUER

                 Dice Holdings, Inc. (the "Company").

          (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                 3 Park Avenue, 33rd Floor
                 New York, New York 10016

Item 2.   (a)    NAMES OF PERSONS FILING

                 This Statement is being filed on behalf of each of the following persons (collectively, the "Reporting Persons")

                 (i)      General Atlantic LLC ("GA LLC");
                 (ii)     General Atlantic Partners 79, L.P. ("GAP 79");
                 (iii)    GapStar, LLC ("GapStar");
                 (iv)     GAP-W Holdings, L.P. ("GAP-W");
                 (v)      GAP Coinvestments III, LLC ("GAPCO III");
                 (vi)     GAP Coinvestments IV, LLC ("GAPCO IV");
                 (vii)    GAPCO Management GmbH ("GmbH"); and
                 (viii)   GAPCO GmbH & Co. KG ("KG").

CUSIP NO. 253017 10 7                 SCHEDULE 13G                 Page 11 of 19


          (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE

                 c/o General Atlantic Service Company, LLC
                 3 Pickwick Plaza
                 Greenwich, CT 06830

          (c)    CITIZENSHIP

                 (i)      GA LLC - Delaware
                 (ii)     GAP 79 - Delaware
                 (iii)    GapStar - Delaware
                 (iv)     GAP-W - Delaware
                 (v)      GAPCO III - Delaware
                 (vi)     GAPCO IV - Delaware
                 (vii)    GmbH - Germany
                 (viii)   KG - Germany

          (d)    TITLE OF CLASS OF SECURITIES

                 Common Stock, par value $0.01 per share (the "Common Stock" or "Shares")

          (e)    CUSIP NUMBER

                 253017 10 7

CUSIP NO. 253017 10 7                 SCHEDULE 13G                 Page 12 of 19


Item 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR
          (c), CHECK WHETHER THE PERSON FILING IS:

                 Not applicable.

Item 4.   OWNERSHIP.

          GA LLC is the general partner of GAP 79 and GAP-W. GA LLC is also the sole member of GapStar. The managing members of GAPCO III and GAPCO IV are managing directors of GA LLC. GmbH is the general partner of KG. The managing directors of GA LLC make voting and investment decisions with respect to the securities held by KG and GmbH. The managing directors of GA LLC are Steven A. Denning, William E. Ford, John Bernstein, H. Raymond Bingham, Peter L. Bloom, Mark F. Dzialga, Klaus Esser, William O. Grabe, Abhay Havaldar, David C. Hodgson, Rene
          M. Kern, Jonathan Korngold, Christopher G. Lanning, Jeff X. Leng, Anton L. Levy, Marc F. McMorris, Thomas J. Murphy, Matthew Nimetz, Ranjit Pandit, Andrew C. Pearson, Raul R. Rai, David A. Rosenstein, Sunish Sharma, Franchon M. Smithson, Tom C. Tinsley, Oliver Thum, Xiaomeng Tong, Philip P. Trahanas and Florian P. Wendelstadt. Each of the managing directors of GA LLC disclaims ownership of such shares owned by GA LLC except to the extent he or she has a pecuniary interest therein. GA LLC, GAP 79, GapStar, GAP-W, GAPCO III, GAPCO IV, GmbH and KG are a "group" within the meaning of Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended, and may be deemed to beneficially own the number of Shares indicated below.

          (a)    AMOUNT BENEFICIALLY OWNED:

                 Each of the Reporting Persons may be deemed to beneficially own 20,739,440 Shares.

          (b)    PERCENTAGE OWNED:

                 Based on calculations made in accordance with Rule 13d-3(d), and there being 62,012,919 Shares outstanding as of October 31, 2007 as reported in the Company's Form 10-Q (File No. 001-33584) filed with the Securities and Exchange Commission on November 14, 2007, each of the Reporting Persons may be deemed to beneficially own approximately 33.4% of the outstanding Common Stock.

          (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                 (i) Each of the Reporting Persons may be deemed to have the sole power to direct the voting and disposition of the Shares set forth on such Reporting Person's cover page included herein.

CUSIP NO. 253017 10 7                 SCHEDULE 13G                 Page 13 of 19


                 (ii) Each of the Reporting Persons may be deemed to share the power to direct the voting and disposition of the Shares as listed opposite such Reporting Persons name below:

                  REPORTING PERSON      NUMBER OF SHARES     PERCENT OF CLASS
                                       BENEFICIALLY OWNED

                     GA LLC                 19,280,915            31.1%


                     GAP 79                 14,554,051            23.5%


                     GapStar                388,865               0.6%


                     GAP-W                  4,337,999             7.0%


                     GAPCO III              1,158,704             1.9%


                     GAPCO IV               267,509               0.4%


                     GmbH                   32,312                0.05%


                     KG                     32,312                0.05%

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                 Not applicable.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                 Not applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                 Not applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                 See Item 4.

                 GAP 79, GapStar, GAP-W, GAPCO III, GAPCO IV and KG (collectively, the "General Atlantic entities") are parties to the Institutional and Management Shareholders Agreement, dated as of July 23, 2007, among themselves, Quadrangle Capital Partners II LP, Quadrangle Select Partners II LP and Quadrangle Capital Partners II-A LP (collectively, the
                 "Quadrangle entities") and certain management shareholders named therein (the "Shareholders Agreement").

CUSIP NO. 253017 10 7                 SCHEDULE 13G                 Page 14 of 19


                 The Shareholders Agreement provides that the General Atlantic entities and the Quadrangle entities are each entitled to designate up to three members of the Company's board of directors and requires that the General Atlantic entities and the Quadrangle entities vote their respective Shares in favor of such designees. The Shareholders Agreement also contains provisions restricting the transfer of the Company's securities and provides each of the General Atlantic entities and the Quadrangle entities with demand registration rights. The Shareholders Agreement is filed as Exhibit 4.2 to the Company's Current Report on Form 8-K (File No. 001-33584) filed with the Securities and Exchange Commission on July 23, 2007.

                 Given the terms of the Shareholders Agreement, the Reporting Persons together with the Quadrangle entities and their affiliates and the management shareholders named therein may be deemed to constitute a "group" that, as of the date hereof, collectively beneficially owns approximately 45,113,833 Shares, or 72.7%, of the Company's total number of Shares outstanding for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. The Reporting Persons and the other parties to the Shareholders Agreement acknowledge they are acting as a "group" solely for the purpose of causing the Company to qualify as a controlled company under Section 303A.00 of the New York Stock Exchange Listed Company Manual. The Share ownership reported herein by the Reporting Persons does not include any Shares owned by the other parties to the Shareholders Agreement (other than Shares owned by the General Atlantic entities). Each Reporting Person disclaims beneficial ownership of the Shares of the Company other than the amounts reported on such Reporting Person's cover page included herein.

Item 9.   NOTICE OF DISSOLUTION OF GROUP

                 Not applicable.

Item 10.  CERTIFICATION

                 Not applicable.

CUSIP NO. 253017 10 7                 SCHEDULE 13G                 Page 15 of 19


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of February 13, 2008

                                GENERAL ATLANTIC LLC


                                By:  /s/ Thomas J. Murphy
                                     ------------------------------------------
                                     Name: Thomas J. Murphy
                                     Title:   Managing Director


                                GENERAL ATLANTIC PARTNERS 79, L.P.


                                By: General Atlantic LLC, its General Partner


                                By:  /s/ Thomas J. Murphy
                                     ------------------------------------------
                                     Name: Thomas J. Murphy
                                     Title:   Managing Director



                                GAPSTAR, LLC


                                By: General Atlantic LLC, its Sole Member


                                By:  /s/ Thomas J. Murphy
                                     ------------------------------------------
                                     Name: Thomas J. Murphy
                                     Title:   Managing Director


                                GAP-W HOLDINGS, L.P.


                                By: General Atlantic LLC, its General Partner


                                By:  /s/ Thomas J. Murphy
                                     ------------------------------------------
                                     Name: Thomas J. Murphy
                                     Title:   Managing Director

CUSIP NO. 253017 10 7                 SCHEDULE 13G                 Page 16 of 19


                                GAP COINVESTMENTS III, LLC


                                By:  /s/ Thomas J. Murphy
                                     ------------------------------------------
                                     Name: Thomas J. Murphy
                                     Title:   Managing Director


                                GAP COINVESTMENTS IV, LLC


                                By:  /s/ Thomas J. Murphy
                                     ------------------------------------------
                                     Name: Thomas J. Murphy
                                     Title:   Managing Member


                                GAPCO GMBH & CO. KG


                                By: GAPCO Management GmbH, its General Partner


                                By:  /s/ Thomas J. Murphy
                                     ------------------------------------------
                                     Name: Thomas J. Murphy
                                     Title:   Procuration Officer



                                GAPCO MANAGEMENT GMBH


                                By:  /s/ Thomas J. Murphy
                                     ------------------------------------------
                                     Name: Thomas J. Murphy
                                     Title:   Procuration Officer

CUSIP NO. 253017 10 7                 SCHEDULE 13G                 Page 17 of 19


                                 EXHIBIT INDEX



Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

CUSIP NO. 253017 10 7                 SCHEDULE 13G                 Page 18 of 19


                                                                      EXHIBIT 1


              JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

         The undersigned  acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated as of February 13, 2008

                                GENERAL ATLANTIC LLC


                                By:  /s/ Thomas J. Murphy
                                     ------------------------------------------
                                     Name: Thomas J. Murphy
                                     Title:   Managing Director


                                GENERAL ATLANTIC PARTNERS 79, L.P.


                                By: General Atlantic LLC, its General Partner


                                By:  /s/ Thomas J. Murphy
                                     ------------------------------------------
                                     Name: Thomas J. Murphy
                                     Title:   Managing Director



                                GAPSTAR, LLC


                                By: General Atlantic LLC, its Sole Member


                                By:  /s/ Thomas J. Murphy
                                     ------------------------------------------
                                     Name: Thomas J. Murphy
                                     Title:   Managing Director


                                GAP-W HOLDINGS, L.P.


                                By: General Atlantic LLC, its General Partner


                                By:  /s/ Thomas J. Murphy
                                     ------------------------------------------
                                     Name: Thomas J. Murphy
                                     Title:   Managing Director

CUSIP NO. 253017 10 7                 SCHEDULE 13G                 Page 19 of 19


                                GAP COINVESTMENTS III, LLC


                                By:  /s/ Thomas J. Murphy
                                     ------------------------------------------
                                     Name: Thomas J. Murphy
                                     Title:   Managing Director


                                GAP COINVESTMENTS IV, LLC


                                By:  /s/ Thomas J. Murphy
                                     ------------------------------------------
                                     Name: Thomas J. Murphy
                                     Title:   Managing Member


                                GAPCO GMBH & CO. KG


                                By: GAPCO Management GmbH, its General Partner


                                By:  /s/ Thomas J. Murphy
                                     ------------------------------------------
                                     Name: Thomas J. Murphy
                                     Title:   Procuration Officer



                                GAPCO MANAGEMENT GMBH


                                By:  /s/ Thomas J. Murphy
                                     ------------------------------------------
                                     Name: Thomas J. Murphy
                                     Title:   Procuration Officer